EXHIBIT 99

Press Release	Source:	First Acceptance Corporation
	Contact:	Michael Bodayle (615) 844-2885
First Acceptance Corporation Reports Operating Results for the Quarter Ended September 30, 2007
NASHVILLE, TN, November 9, 2007 /Businesswire-FirstCall/ — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the first quarter ended September 30, 2007 of its fiscal year ending June 30, 2008.
Operating Results
     Revenues for the three months ended September 30, 2007 were $87.2 million compared with $79.1 million for the same period of fiscal 2007. Net income for the three months ended September 30, 2007 was $1.9 million, or $0.04 per share on a diluted basis, compared with net income of $1.5 million, or $0.03 per share on a diluted basis, for the same period in fiscal 2007.
     Premiums earned increased by $6.9 million, or 10%, to $74.8 million for the three months ended September 30, 2007, from $67.9 million for the three months ended September 30, 2006. The increase was primarily due to (1) the premium growth experienced in South Carolina and Texas, where we opened 87 locations in fiscal year 2006, and Chicago, where we acquired 72 locations in January 2006 and (2) an increase in our average premium per policy as a result of recent rate increases. Premiums earned in Georgia and Tennessee were down $1.5 million, or 7%, over the prior year due to softening economic conditions. At September 30, 2007, we operated 458 retail locations (or “stores”) compared with 466 stores at September 30, 2006. Our total number of insured policies in force at September 30, 2007 decreased 2% to 212,511 from 217,308 at September 30, 2006 primarily due to the factors noted above regarding Georgia and Tennessee.
     Loss and Loss Adjustment Expense Ratio. The loss and loss adjustment expense ratio was 77.1% for the three months ended September 30, 2007 and 77.2% for the three months ended September 30, 2006. For the three months ended September 30, 2007, we did not experience any significant adverse development for prior accident periods. The three months ended September 30, 2006 included approximately $3.7 million (5.5% of the ratio) of adverse development related primarily to the estimation of the severity of losses in Florida and Texas, where we had significant growth during 2006, and Georgia, where we reduced our physical damage premium rates effective January 2006.
     Effective October 1, 2007, we began using new rates for Bodily Injury, Medical Payments, and Uninsured Motorists Coverage in Florida, in conjunction with the change in coverage resulting from the expiration of Personal Injury Protection (“PIP”). The state of Florida has reinstated PIP effective January 1, 2008, at which time we anticipate using new higher rates for most of our coverages.
     Expense Ratio. Our expense ratio for the three months ended September 30, 2007 was 19.6%, an increase from 19.2% for the same period in fiscal 2007. This increase was primarily due to the positive impact on the prior year expense ratio from the transaction service fee of $0.6 million, or 0.8%, received during 2006 in connection with servicing the run-off business acquired in our Chicago agency acquisition.

     Our combined ratio of 96.7% for the three months ended September 30, 2007 increased slightly from 96.4% for the three months ended September 30, 2006 primarily as a result of the higher expense ratio.
About First Acceptance Corporation
     First Acceptance Corporation provides non-standard private passenger automobile insurance, primarily through employee-agents. At September 30, 2007, we leased and operated 458 retail offices in 12 states. Our insurance company subsidiaries are licensed to do business in 25 states. Additional information about First Acceptance Corporation can be found online at www.firstacceptancecorp.com.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
	2007	2006
Revenues:
Premiums earned	$74,803	$67,877
Fee income	9,298	8,756
Investment income	3,027	1,947
Other	30	522

	87,158	79,102

Costs and expenses:
Losses and loss adjustment expenses	57,671	52,420
Insurance operating expenses	23,986	22,329
Other operating expenses	505	1,108
Stock-based compensation	324	104
Depreciation and amortization	368	393
Interest expense	1,341	412

	84,195	76,766

Income before income taxes	2,963	2,336
Provision for income taxes	1,071	843

Net income	$1,892	$1,493

Net income per share:
Basic and diluted	$0.04	$0.03

Number of shares used to calculate net income per share:
Basic	47,615	47,545

Diluted	49,536	49,663

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	September 30,	June 30,
	2007	2007
ASSETS
Fixed maturities, available-for-sale, at market value	$182,225	$176,555
Cash and cash equivalents	45,842	34,161
Premiums and fees receivable, net	70,538	71,771
Receivable for securities	—	19,973
Deferred tax asset	30,012	30,936
Other assets	15,171	15,838
Deferred acquisition costs	5,401	5,166
Goodwill and identifiable intangible assets	144,480	144,492

TOTAL	$493,669	$498,892

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	93,922	91,446
Unearned premiums and fees	85,576	88,831
Notes payable and capitalized lease obligations	17,048	23,490
Debentures payable	41,240	41,240
Other liabilities	12,331	14,401

Total liabilities	250,117	259,408
Total stockholders’ equity	243,552	239,484

TOTAL	$493,669	$498,892

Book value per share	$5.12	$5.03

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data
(Unaudited)
PREMIUMS EARNED BY STATE

	Three Months Ended
	September 30,
	2007	2006	Change
	(in thousands)
Premiums earned:
Georgia	$16,103	$17,190	$(1,087)
Florida	12,361	12,229	132
Texas	8,526	7,117	1,409
Illinois	8,169	6,637	1,532
Alabama	7,504	7,289	215
South Carolina	5,640	1,822	3,818
Tennessee	5,522	5,947	(425)
Ohio	4,000	3,862	138
Pennsylvania	2,301	1,186	1,115
Indiana	1,968	1,937	31
Missouri	1,470	1,430	40
Mississippi	1,239	1,231	8

Total premiums earned	$74,803	$67,877	$6,926

COMBINED RATIOS (INSURANCE COMPANIES)

	Three Months Ended
	September 30,
	2007	2006
Loss and loss adjustment expense	77.1%	77.2%
Expense(1)	19.6%	19.2%

Combined	96.7%	96.4%

(1)	Insurance operating expenses are reduced by fee income from insureds and, through December 31, 2006, the transaction service fee received from the Chicago agencies whose business we acquired.
POLICIES IN FORCE

	Three Months Ended
	September 30,
	2007	2006
Policies in force — beginning of period	226,974	200,401
Net (decrease) increase during period	(14,463)	16,907

Policies in force — end of period	212,511	217,308

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data (continued)
(Unaudited)
NUMBER OF RETAIL LOCATIONS
     Retail location counts are based upon the date that a location commenced writing business.

	Three Months Ended
	September 30,
	2007	2006
Retail locations — beginning of period	462	460
Opened	1	9
Closed	(5)	(3)

Retail locations — end of period	458	466

RETAIL LOCATIONS BY STATE

	September 30,		June 30,
	2007	2006	2007	2006
Alabama	25	25	25	25
Florida	41	40	41	39
Georgia	62	63	62	63
Illinois	81	85	81	86
Indiana	23	26	24	26
Mississippi	8	8	8	8
Missouri	16	17	15	18
Ohio	30	30	30	30
Pennsylvania	24	25	25	25
South Carolina	28	26	28	21
Tennessee	20	21	20	20
Texas	100	100	103	99

Total	458	466	462	460